Exhibit 4.38

Loan Agreement

This Loan Agreement (the “Agreement”) is made and entered into by and between the Parties below as of October 30, 2012:

Joytone Infotech Co., Ltd. (the “Lender”), with its registered address at Room 1505, Science and Technology Plaza, Qianjin East Road, Kunshan Development Zone, Jiangsu;

Peng Yang (the “Borrower”), with Identification No.: ________.

Each of the Lender and the Borrower shall be hereinafter referred to as a “Party” individually, and as the “Parties” collectively.

Whereas:

1.

The Borrower holds 100% of the equity interests in Beijing iJoy Information Technology Co., Ltd. (the “Borrower Company”), a limited liability company registered and established in the People’s Republic of China (“China” or the “PRC”);

2.	The Lender is a wholly foreign owned enterprise established in China, with resources for technical advice and services. The Lender purposes to provide the Borrower with a loan.

After mutual consultation, the Parties agree as follows:

1	Loan
1.1

In accordance with the terms and conditions of this Agreement, the Lender agrees to provide to the Borrower a loan in the aggregate amount of RMB 500,000 (the “Loan”). The term of the Loan shall be ten (10) years subject to extension by mutual agreement of the Parties.

1.2

The Lender agrees to remit the Loan in one lump sum to the account No. specified by the Borrower within seven (7) days from the date of receipt of the Borrower’s written notification of the need to use the Loan, subject to the fulfilment of all the conditions precedent set out in Article 2 of this Agreement. The Borrower shall issue a receipt to the Lender on the same day as the Borrower receives the said amount. The Lender’s commitment to provide the Loan under this article applies only to the Borrower and not to the Borrower’s heirs or assignees.

1.3

The Borrower agrees to accept the aforementioned Loan provided by the Lender, and hereby agrees and undertakes to use the Loan solely for funding the Borrower Company to develop the business of the Borrower Company. Without the Lender’s prior written consent, the Borrower shall not use the Loan for any purpose other than as set forth herein, and the

Borrower shall not transfer or mortgage the share or other interests he has in the Borrower Company to any third parties.

1.4

The Lender and the Borrower hereby agree and confirm that to the extent permitted by the applicable laws, the Lender shall have the right (but not the obligation) to purchase or designate other persons (legal or natural persons) to purchase the Borrower’s equity interest in part or in whole at any time, at the price agreed by the Parties.

1.5	The Lender and the Borrower hereby agree and confirm that the Loan under this Agreement shall be an interest-free loan.
2	Condition Precedent of the Loan

The Lender shall not be obligated to provide the Loan to the Borrower in accordance with Article 1.1 until all of the following conditions have been satisfied or waived in writing by Lender.

2.1	The Lender receives on time a duly signed notice from Borrower in accordance with Article 1.2.
2.2

The Borrower and Joytone Infotech Co., Ltd. have entered into an equity pledge agreement (the “Equity Pledge Agreement”), pursuant to which the Borrower has agreed to pledge all of the equity interests of the Borrower to Joytone Infotech Co., Ltd.

2.3

The Borrower, the Lender and the Borrower Company have duly entered into an equity option agreement (the “Equity Option Agreement”), pursuant to which the Borrower will irrevocably grant to the Lender an exclusive right to purchase all of the equity interests in the Borrower as permitted by the laws of the PRC.

2.4

The aforementioned Equity Pledge Agreement and the Equity Option Agreement are in full force and effect, no event of default has occurred and all relevant filings, approvals, authorizations, registrations and governmental procedures have been obtained or completed, if required.

2.5

The representations and warranties made by the Borrower under Article 3.2 are true, complete, correct and not misleading and are true, complete, correct and not misleading as of the date of the notice of drawdown and as of the date of the drawdown, as if made on such date.

2.6

The Borrower is not in breach of any of its undertakings under Article 4 hereof and no event has occurred or is foreseeable that may affect the Borrower’s performance of its obligations under this Agreement.

3	Representations and Warranties

3.1	Between the date of this Agreement and the date of termination of this Agreement, the Lender hereby makes the following representations and warranties to the Borrower:
a)	The Lender is a company duly organized and legally existing in accordance with the laws of Hong Kong;
b)

The Lender has the legal capacity to execute and perform this Agreement. The execution and performance by the Lender of this Agreement do not violate the Lender’s articles of association or other organizational documents, and the Lender has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

c)

The execution and performance of this Agreement by the Lender does not violate any law or regulation or governmental approval, authorization, notification or other governmental document binding upon or affecting the Lender, nor does it violate any agreement entered into or any undertaking given by the Lender with/to any third party; and

d)	This Agreement constitutes the Lender’s legal, valid, and binding obligations enforceable in accordance with its terms.
3.2	Between the date of this Agreement and the date of termination of this Agreement, the Borrower hereby makes the following representations and warranties:
a)	The Borrower Company is a company duly organized and legally existing in accordance with the laws of PRC, and the Borrower is the legal holder of the Borrower Company’s equity interests;
b)

The Borrower has the legal capacity to execute and perform this Agreement. The execution and performance by the Borrower of this Agreement do not violate the Borrower Company’s articles of association or other organizational documents, and the Borrower has obtained all necessary and proper approvals and authorizations for the execution and performance of this Agreement;

c)

The execution and performance of this Agreement by the Borrower does not violate any law or regulation or governmental approval, authorization, notification or other governmental document binding upon or affecting the Borrower, nor does it violate any agreement entered into or any undertaking given by the Borrower with/to any third party;

d)	This Agreement constitutes the Borrower’s legal, valid, and binding obligations enforceable in accordance with its terms;

e)

The Borrower has paid all the capital contributions due in respect of the Borrower’s equity interest in accordance with the law and has obtained a capital verification report issued by a qualified accounting firm;

f)

Except in accordance with the provisions of the Equity Pledge Agreement, the Borrower has not made any mortgage, pledge or any other security measures over the Borrower’s equity interest, has not made any offer to transfer the Borrower’s equity interest to any third party, has not made any commitment to any offer to acquire the Borrower’s equity interest by any third party and has not entered into any agreement with any third party for the transfer of the Borrower’s equity interest;

g)

There are no disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower and/or the Borrower Company, nor are there any potential disputes, litigations, arbitrations, administrative proceedings, or any other legal proceedings relating to the Borrower and/or the Borrower Company; and

h)

The Borrower Company has completed all governmental approvals, authorizations, licenses, registrations and filings, etc. that are required to engage in the business within the scope of its business license and to own its assets.

4	Borrower’s Covenants
4.1

As and when he becomes, and for so long as he remains a shareholder of the Borrower Company, the Borrower covenants that during the term of this Agreement, the Borrower shall ensure the Borrower Company:

a)

Without the prior written consent of the Lender, not cause the Borrower Company to supplement, change, or amend its articles of association in any manner, increase or decrease its registered capital or change its share capital structure in any manner;

b)	Maintain its corporate existence and conduct its business and affairs prudently and efficiently in accordance with sound financial and commercial standards and practices;
c)

Without the prior written consent of the Lender, not to sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the Borrower Equity Interest, or allow the encumbrance thereon of any security interest from the date of execution of this Agreement;

d)

Without the prior written consent of the Lender, not to incur, inherit, guarantee or allow to exist any indebtedness except (i) Indebtedness incurred in the ordinary or usual course of business and not by way of borrowing; and (ii) Indebtedness that has been disclosed to the Lender and consented to in writing by the Lender;

e)	Operate all of its operations in the ordinary course of business to maintain the value of its assets;
f)

Without the prior written consent of the Lender, not to enter into any material agreement (for the purposes of this article, an agreement is considered material if its value exceeds RMB 5 million), except for agreements entered into in the ordinary course of business;

g)	Without the prior written consent of the Lender, not to extend loans or credit to any person;
h)	To provide the Lender with all of the information on the Borrower Company’s business operations and financial condition at the Lender’s request;
i)

Procure and maintain in effect insurance from insurance companies recognized by the Lender, maintaining insurance in the same full amount and with the same classes of insurance or at the same level of full amount and with the same classes of insurance as are ordinarily carried by firms carrying on a similar business in the same locality and owning similar property or assets;

j)	Without the prior written consent of the Lender, not to merge or consolidate with any person, or acquire of or invest in any person;
k)	To immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration, or administrative proceedings relating to the Borrower Company's assets, business, or income;
l)

To the extent necessary to maintain its ownership of the Borrower’s equity interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

m)

Without the prior written consent of the Lender, no dividend in any form shall be paid to the shareholders, provided that it shall, upon the Lender’s request, immediately distribute all of its distributable profits in full and without delay to its respective shareholders;

n)	Strictly abide by the provisions of the Equity Option Agreement and refrain from any action/omission that may affect the effectiveness and enforceability of the Equity Option Agreement.
4.2	the Borrower covenants that during the term of this Agreement, he shall:

a)

Without the prior written consent of the Lender, not to sell, transfer, mortgage or dispose of in any other manner the legal or beneficial interest in the Borrower’s equity interest, or allow the encumbrance thereon of any security interest, except in accordance with the Equity Pledge Agreement;

b)

Ensure the shareholders’ meeting it appointed of the Borrower Company not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Borrower’s equity interest, or allow the encumbrance thereon of any security interest, except to the Lender or the Lender’s designated person;

c)

Ensure the shareholders’ meeting it appointed of the Borrower Company not to approve the merger or consolidation of the Borrower Company with any person, or its acquisition of or investment in any person, without the prior written consent of the Lender;

d)	Immediately notify the Lender of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Borrower’s equity interest;
e)

To the extent necessary to maintain his ownership of the Borrower Company’s equity interest, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defense against all claims;

f)	Without the prior written consent of the Lender, refrain from any action/omission that may have a material impact on the assets, business and liabilities of the Borrower Company;
g)

To the extent permitted by the laws of China, at the request of the Lender’s holding company, at any time, promptly and unconditionally transfer all of the equity interest the Lender owns in the Borrower Company to the Lender or the Lender’s designated representative(s) at any time;

h)

In the event that the Lender purchases the Borrower’s equity interest from the Borrower in accordance with the provisions of the Equity Option Agreement, use such purchase price obtained thereby to repay the Loan to the Lender; and

i)

Strictly abide by the provisions of this Agreement, the Equity Option Agreement and the Equity Pledge Agreement, effectively perform its obligations under this Agreement, the Equity Option Agreement and the Equity Pledge Agreement and refrain from any action/omission that may affect the effectiveness and enforceability of this Agreement, the Equity Option Agreement and the Equity Pledge Agreement.

5	Liability for Default

In the event that the Borrower fails to perform the repayment obligations set forth in this Agreement, the Borrower shall pay an overdue interest of 0.01% per day for the outstanding payment, until the day the Borrower repays the full principal of the Loan (and any interest thereon), overdue interests and other payable amounts.

6	Notices

All notices under this Agreement shall be delivered personally, or sent by facsimile transmission or registered mail to the address of such Party set forth below except for written notification of amendments. Notices given by registered mail shall be deemed effectively given on the date of signature recorded on the return receipt for registered mail; notices given personally or sent by facsimile transmission shall be deemed effectively given on the date sent. If sent by facsimile, the original shall be sent by registered mail or delivered personally to the following address immediately after transmission.

Lender:	Attn: Yang PENG
Address:	Joytone Infotech Co., Ltd., Suite A-B & D, 19/F., Ritz Plaza, 122 Austin Road, Tsimshatsui, Kowloon, Hong Kong
Fax:	+ 852-2314 2842

Borrower:	Yang PENG
Address:	Room 202, Research Building, Beijing University of Posts and Telecommunications, No.10 Xitucheng Road, Haidian District, Beijing, 100876.

7	Confidentiality

The Parties acknowledge that any oral or written information exchanged between the Parties in connection with this Agreement are regarded as confidential information.  Each Party shall maintain the confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules or regulations of any stock exchange; or (c) is required to be disclosed by any Party to its legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article.  Disclosure of any confidential information by the employees of or agencies engaged by any Party shall be deemed disclosure of such confidential information by such Party and such Party shall be held liable for breach of this Agreement. Notwithstanding any termination of this Agreement for any reason whatsoever, this article shall remain in effect.

8	Governing Law and Resolution of Disputes

8.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes shall be governed by the laws of China.
8.2

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after one party has given written notice to the other party requesting a negotiated settlement, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with the arbitration rules of such arbitration commission effective at that time. The place of the hearing of the arbitration shall be Beijing. The arbitration award shall be final and binding on both Parties.

8.3

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

9	Miscellaneous
9.1	This Agreement shall become effective upon execution by the Parties and shall expire on the date on which the Parties have fulfilled their respective obligations under this Agreement.
9.2	The original of this Agreement shall be executed in two copies, one for each party, and shall have the same legal effect.
9.3	The invalidity of any provisions hereunder shall not affect the legal validity of any other provisions hereunder.
9.4	The attachments to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

Lender:	Joytone Infotech Co., Ltd.

(Company seal: /s/ Joytone Infotech Co., Ltd.)

Borrower:	PENG Yang

By:	/s/ PENG Yang